Exhibit 99.1

MEDCATH CONTACTS:

Art Parker	Lora Ramsey
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700

MEDCATH ANNOUNCES PRE-FILING LIQUIDATING DISTRIBUTION OF $6.33 PER SHARE; SETS DATE FOR FILING CERTIFICATE OF DISSOLUTION

CHARLOTTE, N.C., Aug. 28, 2012 – MedCath Corporation (Nasdaq: MDTH) announced that the Company’s Board of Directors today approved a distribution of $6.33 per share, payable in cash on September 21, 2012 to holders of record of the Company’s common stock, par value $.01 (the “Common Stock”) on September 10, 2012 (the “Pre-Filing Liquidating Distribution”). The approval of the Pre-Filing Liquidating Distribution followed the Board of Director’s determination that the conditions outlined in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2011 (the “Proxy”), to make an additional liquidating distribution prior to the Filing (as defined below), had been met. The amount of the Pre-Filing Liquidating Distribution is consistent with the high end of the anticipated distribution range described in MedCath’s Form 10-Q filed with the SEC on August 9, 2012.

MedCath’s Board of Directors has approved the filing of a certificate of dissolution with the Secretary of State of the State of Delaware on September 21, 2012 (the “Filing”). Trading in the common stock on the NASDAQ Global Select Market will be suspended after the regular market officially closes at 4 p.m. EDT on September 21, 2012. MedCath will then close its stock transfer books and not record any further transfers of its common stock on its books except by will, intestate succession or operation of law.

“We are pleased to have achieved this important milestone,” said Art Parker, MedCath’s President and CEO. “In March 2010 we set a goal to maximize stockholder value given the difficult regulatory and business environment in which we were operating. We believe that we have accomplished that, as we will have distributed a total of $13.18 per share to our stockholders once we pay this Pre-Filing Liquidating Distribution.”

To provide a source of funds for contingencies the Company may incur during the wind-down period following the Filing, the Board of Directors has determined to hold back $48.0 million, or $2.36 per common share, of cash (the “Holdback”). The Holdback is not intended to satisfy the Company’s recorded wind-down liabilities of approximately $23.8 million that have already been reflected in the Company’s Consolidated Statements of Net Assets in Liquidation as of June 30, 2012. The amount of the Holdback does not take into consideration any potential tax benefits that the Company may realize during the wind-down period. The Company has adopted a Rights Agreement, which was amended on August 28, 2012, that is intended to preserve for the Company’s stockholders the value or availability of certain of the Company’s beneficial tax attributes, but there can be no assurances that the Rights Agreement will prevent an “ownership change” under and as defined in Section 382 of the Internal Revenue Code of 1986, as amended. After the Company has satisfied or made reasonable provision for all of its liabilities in accordance with the Company’s Plan of Dissolution and the Delaware General Corporation Law, any remaining assets (including any unused portion of the Holdback or potential tax benefits realized by the Company) will be distributed to stockholders of record as of the close of business on the date of the Filing on a pro rata basis in one or more post-filing liquidating distributions (the “Post Filing Liquidating Distributions”). The amount and timing of such Post-Filing Liquidating Distributions, if any, are currently unknown.

The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission reporting the approval of the Pre-Filing Liquidating Distribution, the Company’s intention to make the Filing on September 21, 2012 and other information, including the Company’s amendment to the Rights Agreement and the Company’s intent to seek relief from the periodic reporting requirements it is currently subject to under the Securities Exchange Act of 1934. Investors should review carefully all the information in the 8-K report before making an investment decision with respect to MedCath’s common stock. A copy of the 8-K report is available from the SEC at www.sec.gov or our website, www.medcath.com.

About MedCath

MedCath Corporation, headquartered in Charlotte, N.C., was a health care provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. Having now divested all of its hospitals, MedCath is focused on fulfilling transition service obligations to the purchaser of one of its previously owned hospitals, realizing the value of its remaining assets; making tax and regulatory filings; winding down its remaining business activities, managing its known and unknown contingencies, and making distributions to its stockholders as part of its Plan of Dissolution.

All statements relating to the Holdback and any potential tax benefits that may be realized by the Company during the wind-down period are forward-looking statements. The amount of the Holdback could be more or less than the amount necessary to resolve all of the Company’s contingencies if one or more of the underlying assumptions or expectations the Board of Directors used in setting the Holdback proves to be inaccurate. Certain important factors, risks and uncertainties that could cause the actual amount of the Company’s potential unknown contingencies to differ materially from the Holdback are described in the risk factors included in the Proxy and the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 as amended, filed with the SEC on December 14, 2011. The forward-looking statements included in this report speak only as of the date of this report or the date they were otherwise made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.